EXHIBIT 99.1

NEWS RELEASE

NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 S Yale Avenue Suite 1000   Tulsa, OK 74135
(918) 494-0964    Fax: (918) 494-3999

FOR IMMEDIATE RELEASE  Contact: Beth B. Hood Phone: (918) 524-1512

North American Galvanizing & Coatings
Secures New Credit Agreement

$25 million in Financing

   Tulsa, Oklahoma, May 21, 2007 – (AMEX: NGA) North American Galvanizing & Coatings, Inc. (the “Company”) reported today that on May 17, 2007 the Company entered into a new Credit Agreement (the “New Credit Agreement”) between the Company as borrower and Bank of America, N.A. as administrative agent, swing line lender and letter of credit issuer.

The New Credit Agreement provides for a revolving credit facility in the aggregate principal amount of $25 million with future increases of up to an aggregate principal amount of $10 million.  The purpose of the new facility is to refinance a former credit agreement, term debt, and bond debt, provide for issuance of standby letters of credit, acquisitions, and for other general corporate purposes.  As of May 18, 2007, the Company had borrowed $3.5 million under the New Credit Agreement, which has a maturity date of May 17, 2012.

Commenting on the New Credit Agreement, Ronald J. Evans, president and chief executive officer, said “Combined with our positive operating cash flow, which allowed us to reduce our long-term debt, this new financing package provides flexibility to reconfigure our debt structure resulting in a decrease in current borrowing costs.  Additionally, the agreement provides for funding of both internal and external growth opportunities and general corporate purposes.”

North American Galvanizing is a leading provider of hot-dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coating business through a network of plants located in Canton, Ohio; Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot-dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

Cautionary Statement. This press release may contain “forward-looking statements” as defined under U.S. securities laws, including, but not limited to, statements concerning the Company’s beliefs and expectations of future performance. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from such forward-looking statements and management’s present expectations or projections. These risks and uncertainties include the risk factors described in the Company’s SEC filings including the Company's Annual Report on Form 10- K filed with the Securities and Exchange Commission on February 14, 2007.  These forward-looking statements are made as of the date of this press release.  The Company assumes no obligation to update or revise these statements or to provide reasons why actual results may differ.